                                                                     Exhibit 4.9


                              AMENDED AND RESTATED
                            AGENTED CREDIT AGREEMENT

         This Amended and Restated Agented Credit Agreement ("Agreement") is dated as of June 24, 2005, among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation ("Borrower"), and BANK OF OKLAHOMA, N.A. ("BOK"), BANCFIRST, and COMMERCE BANK, N.A. (individually a "Bank" and collectively the "Banks"), and BANK OF OKLAHOMA, N.A., as agent for the Banks hereunder (in such capacity, the "Agent").

                                    RECITALS

         A. Reference is made to the Agented Revolving Credit and Term Loan Agreement by and among Borrower, Bank of Oklahoma, N.A., International Bank of Commerce (f/k/a Local Oklahoma Bank) ("IBC") and Agent, dated October 15, 2002 and amended October 14, 2003, January 14, 2004, March 1, 2004, July 19, 2004, and February 29, 2005 (as amended, the "2002 Original Credit Agreement"), pursuant to which currently exists (i) an $11,764,819.37 term loan; and (ii) a $5,000,000 revolving line of credit.

         B. Reference is made to Amendment Three to the 2002 Original Credit Agreement pursuant to which Orchids Acquisition Group, Inc. ("OAG") was added as a borrower. Subsequently, OAG and Borrower entered into an agreement for merger of the two companies, effective April 19, 2005, with Borrower being the surviving entity.

         C. Reference is made to the Loan Agreement dated July 8, 2004 ("2004 Original Credit Agreement") between Borrower, OAG and BOK, pursuant to which currently exists a $3,898,851.98 term loan.

         D. Borrower has requested that a $15,000,000 construction loan be established to finance the construction of a new paper mill and the installation of related equipment.

         E. Effective as of the date hereof, the participation of IBC under the 2002 Original Credit Agreement shall be terminated, and IBC will not be participating in any loans under this Agreement. BancFirst and Commerce Bank, N.A. are to be added as lenders pursuant to the terms hereof.

         F. The Banks have agreed to accommodate Borrower's request for establishment of a new $15,000,000 construction loan, and the continuation of the $5,000,000 revolving line of credit, the $11,764,819.37 term loan, and the $3,898,851.98 term loan subject to the terms and conditions set forth in this Agreement. This Agreement shall consolidate and restate the 2002 Original Credit Agreement and the 2004 Original Credit Agreement in their entirety, and shall supercede and replace said documents.

                                    AGREEMENT

         For valuable consideration received, it is agreed as follows:

1. DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa). All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 8.9, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

         1.1. "Adjusted LIBOR Rate" shall mean the LIBOR Rate plus the LIBOR Rate Margin. The Adjusted LIBOR Rate shall be recalculated by Agent (which determination shall be conclusive subject to manifest error) on not less than a quarterly basis, upon Agent's receipt of Borrower's quarterly financial statements.

         1.2. "Adjusted Prime Rate" shall mean the Prime Rate plus the Prime Rate Margin. The Adjusted Prime Rate shall be recalculated by Agent (which determination shall be conclusive subject to manifest error) on not less than a quarterly basis, upon Agent's receipt of Borrower's quarterly financial statements.

         1.3. "Advance" means a disbursement by Agent to or for the benefit or account of Borrower of any proceeds of the Construction Loan.

         1.4. "Advance Request" means a written request from Borrower (and such other parties as may be required by Agent from time to time) to Agent specifying the requested Advance amount, the disbursement date, and making certain certifications to Agent, all as more specifically set forth in the Advance Request form, a copy of which is attached hereto as Schedule "1.4". If requested by Agent, (i) each Advance Request shall be accompanied by billing statements, vouchers and invoices, in form and content satisfactory to Agent, with regard to items that are the subject of the Advance Request; and (ii) each Advance Request shall be accompanied by appropriate waivers of lien rights, in form and content satisfactory to Agent and its legal counsel, executed and acknowledged by all contractors, subcontractors, laborers and materialmen who have furnished labor or materials relating to the Improvements. If requested, partial lien waivers must be delivered to Agent within five (5) business days following each Advance for the amount of work completed and paid for as of the date of billing on which the latest Advance was based, and general lien waivers must be delivered to Agent upon the disbursement of the final Advance and, if requested by Agent, such waivers shall be accompanied by an indemnity agreement or affidavit of payment from Borrower and Contractor in favor of Agent, in form and content satisfactory to Agent, regarding discharge or prevention of any mechanics' or materialmen's lien(s).

         1.5. "Affiliate" means any Person: (i) which directly or indirectly controls, or is controlled by, or is under common control with, Borrower; (ii) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of Borrower; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         1.6. "Agreement" means this Amended and Restated Agented Credit Agreement, as amended, supplemented, or modified from time to time.

         1.7. "Appraisal" shall mean a FIRREA conforming written appraisal of the Mortgaged Property prepared by a public appraiser acceptable to Agent.

         1.8. "Approved Budget" means a budget or cost schedule prepared by Borrower in form and content satisfactory to Agent, and specifying the cost by item of: (a) all labor, materials and services necessary for completion of the Improvements in accordance with the Plans and all Governmental Requirements; and
(b) all other expenses anticipated by Borrower incident to the Loan, the Land and construction of the Improvements, and estimating the dates on which Borrower contemplates requiring advances from Agent hereunder for such costs and expenses.

         1.9. "Borrower's Authority Documents" shall mean the following: (i) a Certificate of Good Standing from Borrower's state of incorporation and such other states in which Borrower does business and is required to domesticate or otherwise register; (ii) a certified copy of Borrower's certificate of incorporation and any amendments thereto; (iii) a copy of Borrower's bylaws and any amendments thereto; and (iv) a certificate of the secretary of Borrower, in form and content set forth on Schedule "1.9" hereto, certifying resolutions authorizing Borrower to enter into the Loan.

         1.10. "Borrowing Base" means, at any date of determination thereof, the sum of eighty percent (80%) of Borrower's Qualified Receivables at such date, plus fifty percent (50%) of Borrower's Qualified Inventory at such date, as determined by Agent based upon the most recent information relating thereto provided to Agent pursuant to Section 2.3; provided, however, that Qualified Inventory shall not exceed the Qualified Inventory Cap as determined by Agent in its sole discretion. The "Qualified Inventory Cap" shall equal the lesser of 50% of Qualified Inventory or 80% of Borrower's Qualified Receivables such that Qualified Inventory comprises no more than 50% of the overall Borrowing Base.

         1.11. "Borrowing Base Certificate" means each certificate from Borrower to Agent relating to the Borrowing Base, substantially in the form of Schedule "1.11" hereto.

         1.12. "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Oklahoma are authorized or required to close under the laws of the State of Oklahoma.

         1.13. "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

         1.14. "Certificate of Completion" means certificates satisfactory to Agent signed by the Borrower and Contractor, certifying that the Improvements have been completed in accordance with the Plans. The Certificate of Completion shall be accompanied by a certificate of occupancy for the Improvements and such other written evidence reasonably required by Agent of the approval of the municipality where the Improvements are located, reflecting that the Improvements in their entirety are available for permanent occupancy.

         1.15. "Change Order" means a change or modification to either the Construction Contract or any other contract with laborers or material suppliers.

         1.16. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

         1.17. "Collateral" means all property in which the Banks are intended to have a security interest, as described in Section 3.

         1.18. "Commitment" means each Bank's obligation to make loans to the Borrower pursuant to this Agreement. Each Bank's Commitment shall be equal to its Pro Rata Share of the total amount committed under the Revolving Line, the Term Loan and the Construction Loan.

         1.19. "Commitment Fee" means a fee in the amount of $75,000 payable to Banks on a pro rata basis at or before closing.

         1.20. "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

         1.21. "Completion Date" shall mean October 31, 2006.

         1.22. "Construction Contract" means the written agreement between Borrower and Contractor regarding the construction of the Improvements pursuant to the Plans.

         1.23. "Construction Loan" shall mean the $15,000,000 advancing term loan from Banks to Borrower.

         1.24. "Construction Notes" shall mean, initially, the $15,000,000 Promissory Note attached hereto as Schedule "1.24", which promissory note will be replaced on the date of the initial Advance under the Construction Loan by promissory notes payable to each Bank in amounts based on each Bank's Pro Rata Share of $15,000,000.

         1.25. "Contractor" shall mean Dick Engineering Inc. The Contractor must be reasonably acceptable to Agent.

         1.26. "Debt" means, including but not limited to: (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations); (iv) obligations under letters of credit; (v) obligations under acceptance facilities; (vi) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (vii) obligations secured by any Liens, whether or not the obligations have been assumed.

         1.27. "Debt Service Coverage Ratio" shall mean the ratio of (i) EBITDA less cash taxes actually paid for the preceding four (4) consecutive fiscal quarters of Borrower, to (ii) Borrower's Debt Service Requirement for the same four (4) consecutive fiscal quarters; provided, that for purposes of this Section, the $1,500,000 held in the Interest Reserve Account may be used in the calculation of EBITDA for fiscal year 2006.

         1.28. "Debt Service Requirement" shall mean the sum of (i) interest expense (whether paid or accrued and including interest attributable to Capital Leases), (ii) scheduled principal payments on borrowed money, and (iii) capitalized lease expenditures, all determined without duplication and in accordance with GAAP.

         1.29. "EBITDA" shall mean net income plus (i) interest expense, (ii) depreciation, depletion, obsolescence and amortization of property, (iii) capitalized lease expense, and (iv) tax expense, all determined in accordance with GAAP, and for a particular period.

         1.30. "Environmental Audit" means an audit performed by an inspecting entity or person reasonably acceptable to Borrower and Agent verifying that no hazardous wastes, toxic substances, asbestos insulation and/or UREA formaldehyde insulation (as those terms are then defined by any Governmental Authority) has been or are presently stored, treated, disposed of or incorporated into, on or around the Land, and no underground tanks exist on the Land. Borrower shall pay all costs and expenses relating to the Environmental Audit. Any exceptions, conditions or disclaimers set forth in the Environmental Audit must be reasonably acceptable to Agent.

         1.31. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

         1.32. "Event of Default" means any of the events specified in Section
12.

         1.33. "Federal Funds Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or if such rate is not so published for such day, the average of the quotations for such day on such transactions received by the Agent from three
(3) federal funds brokers of recognized standing selected by it.

         1.34. "Flood Plain Approval" means evidence satisfactory to Agent and the Banks that the Land is not located in an area designated by the Secretary of Housing and Urban Development as an area having special flood or mudslide hazards, and that flood hazard insurance is not required for this Loan under the terms of any law, rule or regulation governing Agent's or any of the Banks' activities.

         1.35. "Funded Debt" shall mean, to the extent actually funded and outstanding at a specified time, all interest bearing Debt of Borrower plus Subordinated Debt and permitted Capitalized Lease Expenditures; provided, however, that advances under the Construction Loan shall not be included in the calculation of Funded Debt until the date which is seven (7) months from the date of issuance of the Certificate of Completion.

         1.36. "GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.

         1.37. "Government Approvals" shall mean authorizations required by Governmental Authorities for the construction and operation of the Improvements contemplated by the Plans including, without limitation, a copy of the building permit and zoning clearance issued by the city which has jurisdiction over the contemplated project.

         1.38. "Governmental Authority" means the United States, the state, the county, the city or any other political subdivision in which the Land is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over Borrower, Guarantor or all or any portion of the Land.

         1.39. "Governmental Requirements" means all laws, orders, decrees, ordinances, rules and regulations of any Governmental Authority.

         1.40. "Guarantor" means any future Subsidiary which guarantees the Obligations hereunder in accordance with Section 8.12 hereof.

         1.41. "Guaranty Agreement" means the guaranty agreement executed and provided to Agent by any Guarantor in accordance with Section 8.12 hereof.

         1.42. "Improvements" means the improvements described in the Plans to be made to the Land.

         1.43. "Insurance Certificate" means a certificate or certificates evidencing that policies of insurance, with insurance companies satisfactory to Agent, in such amounts and against such risks as shall be required by Agent, as set forth in Section 8.6 hereof, have been obtained by Borrower and are in full force and effect, and that Agent is listed as an additional insured or loss payee thereon.

         1.44. "Interest Period" shall mean a period of time equal to the lesser of: (i) at the election of the Borrower, thirty (30), sixty (60), or ninety (90) days; or (ii) the number of days between the contemplated effective date specified by the Borrower in the applicable Interest Rate Election and the maturity date of the applicable Note.

         1.45. "Interest Rate Election" means written notice from Borrower to Agent no earlier than twenty (20) days and no later than five (5) days prior to the contemplated effective date, substantially in form and content as set forth on Schedule "1. 45" hereto, whereby Borrower may elect from time to time that interest shall accrue under the Notes at the Adjusted Prime Rate or the Adjusted LIBOR Rate.

         1.46. "Interest Reserve Account" means an account established and maintained by Borrower with Agent, for the benefit of Banks, which shall at all times contain a balance in compliance with Section 8.13 hereof.

         1.47. "Issuing Bank" means Bank of Oklahoma, N.A., or any successor issuing lender hereunder.

         1.48. "Interest Reserve Account Security Agreement" means a Deposit Account Security Agreement in form and content as set forth on Schedule "1.48" attached hereto.

         1.49. "Land" means the real property described on Schedule "1. 49" attached hereto.


         1.50. "Letter of Credit" means any letter of credit issued pursuant to
Section 2.14 or outstanding hereunder.

         1.51. "Letter of Credit Action" means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit.

         1.52. "Letter of Credit Application" means an application for a Letter of Credit Action as shall at any time be in use by Issuing Bank.

         1.53. "Letter of Credit Commitment" means an amount equal to the lesser of (a) $3,000,000 or (b) the combined Commitments of the Banks.

         1.54. "Letter of Credit Fee" means a fee of two percent (2%) per annum on the face amount of any Letter of Credit issued or renewed after the date hereof.

         1.55. "Letter of Credit Usage" means, as at any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit honored by Issuing Bank and not reimbursed to Issuing Bank by the Borrower or converted into Loans.

         1.56. "LIBOR Loan" means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Rate.

         1.57. "LIBOR Rate" means the London Interbank Offered Rate composite rate per annum for U.S. Dollars for the applicable Interest Period which appears on the LIBOR 01 page of the Reuters information service on the day the Interest Rate Election is received by Agent. The LIBOR Rate shall remain fixed during the applicable Interest Period.

         1.58. "LIBOR Margin" shall mean the following:


         RATIO OF FUNDED DEBT TO EBITDA                                          LIBOR MARGIN
--------------------------------------------------------------------------------------------------------------------
Greater than or equal to 3.5 to 1                                                    4.25%
--------------------------------------------------------------------------------------------------------------------
Greater than or equal to 3.0 to 1 but less than 3.5 to 1                             3.75%
--------------------------------------------------------------------------------------------------------------------
Greater than or equal to 2.25 to 1 but less than 3.0 to 1                            3.00%
--------------------------------------------------------------------------------------------------------------------
Greater than or equal to 1.5 to 1 but less than 2.25 to 1                            2.75%
--------------------------------------------------------------------------------------------------------------------
Less than 1.5 to 1                                                                   2.25%
--------------------------------------------------------------------------------------------------------------------

         1.59. "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.)

         1.60. "Line Advance" means a disbursement by Agent to or for the benefit or account of Borrower of any proceeds of the Revolving Line.

         1.61. "Line Notes" shall mean, initially, the $5,000,000 Promissory Note attached hereto as Schedule "1.61", which promissory note will be replaced on the date of the initial Advance under the Construction Loan by promissory notes payable to each Bank in amounts based on each Bank's Pro Rata Share of $5,000,000.

         1.62. "Loan" means advances under the Revolving Line, the Term Loan, and the Construction Loan.

         1.63. "Loan Documents" shall mean any and all agreements, contracts, promissory notes, security agreements, assignments, subordination agreements, pledge or hypothecation agreements, mortgages, deeds of trust, leases, guaranties, instruments, letters of credit, letter of credit agreements and documents now and hereafter existing between Banks and/or Agent and Borrower, executed and/or delivered pursuant to this Agreement or otherwise or guaranteeing, securing or in any other manner relating to any of the Obligations, including, without limitation, the instruments and documents referred to in Section 4 hereof together with any other instrument or document executed by Borrower, Agent or any other person in connection with the Loan.

         1.64. "Merger Documents" means a Certificate of Merger issued by the Secretary of State of Delaware, and any other documents reasonably requested by Agent, evidencing the merger of OAG into Borrower.

         1.65. "Mortgage" means that certain first and prior Amended and Restated Mortgage, Assignment of Rents and Leases, Security Agreement and Financing Statement in favor of Agent, for the benefit of the Banks, on the Mortgaged Property, in form and content substantially as set forth on Schedule "1.65" hereto.

         1.66. "Mortgaged Property" means the Land and Improvements.

         1.67. "Mortgage Related Documents" means, with regard to the Mortgaged
Property:

                  (i) a Title Insurance Binder prior to the Closing, and Title Insurance Policy within sixty (60) days of the Closing to Agent, evidencing only those exceptions acceptable to Agent;

                  (ii) an Appraisal on the Mortgaged Property, in form and content satisfactory to Agent and the Banks, evidencing an aggregate minimum value reasonably acceptable to Agent and the Banks;

                  (iii) an Environmental Audit from an auditor and in form and content acceptable to Agent; and

                  (iv)     Flood Plain Approval.

         1.68. "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA.

         1.69. "Note Rate" means (i) the Adjusted Prime Rate or (ii) the Adjusted LIBOR Rate, as elected by Borrower pursuant to an Interest Rate Election; provided, that at the end of any applicable Interest Period, the Note Rate shall revert to the Adjusted Prime Rate unless a new Interest Rate Election has been properly made by Borrower.

         1.70. "Notes" means, separately and collectively, the Term Notes, the Line Notes, and the Construction Notes.

         1.71. "Obligations" means the Obligations defined in Section 3.

         1.72. "Opinion of Borrower's Counsel" means a legal opinion from Borrower's legal counsel including, without limitation, the opinions relating to Borrower and this loan transaction as set forth on Schedule "1.72" attached hereto.

         1.73. "Outstanding Line Obligations" means, as of any date, and giving effect to making any advances requested under the Revolving Line on such date and all payments, repayments and prepayments made on such date, the sum of (a) the aggregate outstanding principal amount under the Revolving Line, and (b) all Letter of Credit Usage.

         1.74. "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         1.75. "Payment and Performance Bonds" means guarantees of payment and performance satisfactory to Banks.

         1.76. "Permitted Liens" means, as to Borrower and all Subsidiaries:

                  (1)      Liens in favor of the Banks;

                  (2) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable or, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                  (3) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                  (4) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

                  (5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (6)      The liens described on Schedule "1.76(6)";

                  (7) Judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively bonded, stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                  (8) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

                  (9) Purchase-money liens on any property hereafter acquired or the assumption of any lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

                           (a) Any property subject to any of the foregoing is
                  acquired by the Borrower or any subsidiary in the ordinary course of its business; and

                           (b) Each such lien shall attach only to the property
                  so acquired and fixed improvements thereon.

         1.77. "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

         1.78. "Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

         1.79. "Plans" shall mean the final working drawings and specifications for the construction of the Improvements prepared by the Contractor and approved by Agent, Borrower, and any necessary Governmental Authority.

         1.80. "Prime Loan" means any Loan when and to the extent that the interest rate therefor is determined by reference to the Prime Rate.

         1.81. "Prime Rate" means a fluctuating interest rate per annum as in effect from time to time, which interest rate per annum shall at all times be equal to the rate of interest announced publicly from time to time (whether or not charged in each instance), by J.P. Morgan Chase Bank ("Rate Bank"), as its base rate or general reference rate. Each change in the Prime Rate (or any component thereof) shall become effective hereunder without notice to Borrower (which notice is hereby expressly waived by Borrower), on the effective date of each such change. Should the Rate Bank abolish or abandon the practice of announcing or publishing a Prime Rate, then the Prime Rate used during the remaining term of the Notes shall be that interest rate or other general reference rate then in effect at the Rate Bank which, from time to time, in the reasonable judgment of Agent, most effectively approximates the initial definition of the "Prime Rate." Borrower acknowledges that Banks may, from time to time, extend credit to other borrowers at rates of interest varying from, and having no relationship to, the Prime Rate. The rate of interest payable upon the indebtedness evidenced by the Notes shall not, however, at any time exceed the maximum rate of interest permitted under the laws of the State of Oklahoma for loans of the type and character evidenced by the Notes.

         1.82. "Prime Rate Margin" shall mean the following:


         RATIO OF FUNDED DEBT TO EBITDA                                          PRIME RATE MARGIN
--------------------------------------------------------------------------------------------------------------------
Greater than or equal to 3.5 to 1                                                          1.5%
--------------------------------------------------------------------------------------------------------------------
Greater than or equal to 3.0 to 1 but less than 3.5 to 1                                   1.0%
--------------------------------------------------------------------------------------------------------------------
Greater than or equal to 2.25 to 1 but less than 3.0 to 1                                  .25%
--------------------------------------------------------------------------------------------------------------------
Greater than or equal to 1.5 to 1 but less than 2.25 to 1                                    0
--------------------------------------------------------------------------------------------------------------------
Less than 1.5 to 1                                                                         -.5%
--------------------------------------------------------------------------------------------------------------------

         1.83. "Principal Office" means the main office of each Bank and Agent, as set forth on the signature pages hereof.

         1.84. "Prohibited Transaction" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Code.

         1.85. "Pro Rata Share" shall mean: (i) prior to the initial Advance under the Construction Loan, as to Bank of Oklahoma, N.A., one hundred percent (100%), and as to BancFirst and Commerce Bank, N.A., zero percent (0%); and (ii) on the date of and at all times after the date of the initial Advance under the Construction Loan, as to Bank of Oklahoma, N.A., fifty percent (50%), as to BancFirst, twenty-five percent (25%), and as to Commerce Bank, N.A., twenty-five percent (25%).

         1.86. "Qualified Inventory" means the amount of inventory of Borrower located in the United States of America that is not subject to any Lien or adverse claim and that conforms to the representations and warranties contained in this Agreement and that is acceptable to the Agent in its sole discretion, less any packaging materials and supplies, damaged or unsalvageable goods returned or rejected by its customers, goods to be returned to its suppliers, goods in transit to third parties (other than its agent or warehouses), goods out at contractors, and work in process, and less any reserves required by the Agent in its sole discretion for special order goods, market value declines and bill and hold (deferred shipment) sales. Notwithstanding the foregoing, however, parent rolls and furnish products shall be included as Qualified Inventory.

         1.87. "Qualified Receivables" means and includes only accounts receivable of Borrower which meet the following specifications at the time they came into existence and continue to meet the same until collected in full.

                  1.87.1. The account is due and payable. No account shall be outstanding for more than ninety (90) days from the date of the applicable invoice.

                  1.87.2. The account arose from a bona fide outright sale of goods previously made or from the performance of services, but not from leasing, and Borrower has possession of or has delivered to Agent shipping and delivery receipts evidencing shipment of the goods or, if representing services, the services have been fully performed for the respective account debtor.

                  1.87.3. The account is not subject to any assignment, claim, lien or security interest of any character or subject to any attachment, levy, garnishment or other judicial process, except the security interest of Agent.

                  1.87.4. The account is not subject to any claim for credit, setoff, allowance, adjustment by the account debtor or counterclaim, and Borrower has not received any notice of any such claim for credit, setoff, allowance, adjustment or counterclaim from or on behalf of the account debtor.

                  1.87.5. The account arose in the ordinary course of Borrower's business and no notice of the bankruptcy, insolvency or adverse change in the financial condition of the account debtor has been received by Borrower or Agent.

                  1.87.6. Agent has not previously notified Borrower that the account or the account debtor is or has become unsatisfactory, based upon reasonable credit standards, or the account debtor has been adjudicated bankrupt or is subject to a similar proceeding.

                  1.87.7. The account is not evidenced by a judgment, an instrument or chattel paper.

                  1.87.8. The account debtor is not a governmental entity or a foreign (i.e., residing or incorporated in or organized under a jurisdiction outside the United States) person or company and is not a parent, subsidiary, officer, employee, director, agent or Affiliate of any Borrower, and the account debtor and any Borrower do not have common shareholders, officers or directors.

                  1.87.9. All receivables of one account debtor shall become ineligible if more than 10% of such receivables are over ninety (90) days past due from the invoice.

                  1.87.10. The accounts receivable of the account debtor cannot exceed 10% of the total accounts receivable, and any amounts over 10% will be excluded from the Borrowing Base unless specifically waived in writing in each instance by Agent in its sole discretion. Notwithstanding the foregoing, but subject to formal written approval of the Banks, the accounts receivable of Dollar General Store and Family Dollar (or their respective successors) shall be included as Qualified Receivables up to 40% and 20%, respectively, of total accounts receivable, and any amounts over 40% or 20%, respectively, will be excluded from the Borrowing Base unless specifically waived in writing in each instance by the Banks in their sole discretion.

         1.88. "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

         1.89. "Revolving Line" means the $5,000,000 revolving line of credit established in favor of Borrower by Banks pursuant to Section 2.3 hereof.

         1.90. "Security Agreement" means the Amended and Restated Security Agreement in form and content as set forth on Schedule "1.90" hereto.

         1.91. "Subordinated Debt" means the aggregate principal amount of up to $2,150,000 evidenced by the Subordinated Notes issued to the lenders set forth on Schedule "1.91" hereto and in such amounts set forth opposite each lender's name on Schedule "1.91".

         1.92. "Subordinated Notes" means the unsecured, subordinated Promissory Notes issued by OAG (now Borrower), the form of which is attached as Schedule "1.92" hereto.

         1.93. "Subordination Agreement" means the Amended and Restated Subordination Agreement, in form and content as set forth on Schedule "1.93" hereto.

         1.94. "Subsidiary" or "Subsidiaries" means, separately and collectively, any corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower.

         1.95. "Survey (Initial)" means a survey of the Land prepared by and certified to Agent by a licensed civil engineer or surveyor satisfactory to Agent, which survey shall: (i) include a legal description identical to the legal description identified in the Title Insurance Binder; (ii) locate the perimeter of the Land; (iii) locate any improvements (e.g., water, gas, electric and sewer lines, walks, alleys, drives); (iv) locate and identify (by reference to book and page number and/or instrument of record) all easements, rights of way, setback lines and other matters affecting the Land and set forth in the Title Insurance Binder; and (v) showing other physical matters affecting the title and use of the Land required by Agent and the title insurance company issuing the Title Insurance Binder and Title Insurance Policy.

         1.96. "Survey (Post-Completion)" means a Survey (Post-Foundation) revised following the completion of the foundation of the construction of the Improvements, showing the location of all completed Improvements, and otherwise in form and content reasonably satisfactory to Agent.

         1.97. "Survey (Post-Foundation)" means a Survey (Initial) revised following the completion of the foundation for the Improvements, showing no encroachments or violations of the Improvements upon setback lines, easements, rights of way or property lines of the Land, and otherwise in form and content reasonably satisfactory to Agent.

         1.98. "Term Loan" means the $14,084,646.81 Term Loan from Banks to Borrower.

         1.99. "Term Notes" shall mean, initially, the $14,084,646.81 Promissory Note attached hereto as Schedule "1.99", which promissory note will be replaced on the date of the initial Advance under the Construction Loan by promissory notes payable to each Bank in amounts based on each Bank's Pro Rata Share of the outstanding principal balance under the Term Loan on such date.

         1.100. "Termination Date" means April 30, 2007.

         1.101. "Title Insurance Binder" means an original mortgagee's title guaranty binder or commitment in favor of Agent, for the benefit of Banks, issued by a title insurer and agent satisfactory to Agent, committing to issue an ALTA mortgagee's title guaranty policy insuring the Mortgage to be a first and prior lien on the Mortgaged Property, containing only such exceptions which are acceptable to Agent, and subject to the following additional requirements:
(i) the insured
amount must equal the Loan amount; (ii) the legal description must be identical with the description of the property identified in the Survey (Initial), Survey (Post-Foundation), and Survey (Post-Completion); (iii) the legal description should show as separately insured parcels any off-premises easements that benefit the Mortgaged Property; (iv) list and identify by reference to volume and page number all easements, rights of way and other instruments or matters affecting title to the Mortgaged Property or any off-premises easements that benefit the Mortgaged Property; (v) legible copies of all instruments affecting title to the Mortgaged Property must be submitted with the Title Insurance Binder; and (vi) the "standard" exceptions regarding (a) matters which a survey would disclose, (b) liens, (c) possessory interests, and (d) all requirements must be deleted prior to closing.

         1.102. "Title Insurance Policy" means an original fully paid ALTA mortgagee title insurance policy issued pursuant to the Title Insurance Binder in the amount of the Loan and insuring the Mortgage to be a first and prior lien on Borrower's fee simple ownership interests in the Mortgaged Property, with no exceptions from coverage as to mechanics' and materialmen's liens, matters shown by a current survey, rights of parties in possession, or such other exceptions as Agent shall approve.

         1.103. "Title Insurance Policy Endorsement" means a "date-down" endorsement to the Title Insurance Policy dated effective the date of the requested Advance, stating that the effective date of the Title Insurance Policy is extended to the date of the applicable Endorsement, and showing a state of facts reasonably acceptable to Agent including, but not limited to, a showing that no claim for mechanics' and materialmen's liens has been filed against the Mortgaged Property. The Endorsement must have the effect of increasing the coverage of the Title Insurance Policy by an amount equal to the Advance then being made, if the Title Insurance Policy does not by its terms automatically provide for such increase.

         1.104. "UCC" shall mean the Uniform Commercial Code of the applicable jurisdiction.

         1.105. "UCC Chattel Check" means a UCC records search as to Borrower from the UCC Division of the Secretary of State of Delaware, the Oklahoma County Clerk, and from any other office deemed necessary or advisable by Agent, which chattel checks must evidence no conflicting security interests, except the Permitted Liens.

         1.106. "UCC-1 Financing Statement" means a financing statement, or amendment thereto, which will be filed with the appropriate office and shall evidence perfection of a first and prior security interest in the collateral described in the Security Agreement in favor of Agent, for the benefit of the Banks, except for the Permitted Liens.

         1.107. "Zoning Approval" means evidence satisfactory to Agent that the use of the Improvements as contemplated by the Plans does not violate any applicable zoning ordinance pertaining to the Land.

2.       AMOUNT AND TERMS OF THE LOANS.

         2.1. Term Loan. Subject to the terms and conditions of this Agreement, each Bank agrees to make a Term Loan to Borrower in the amount of its Pro Rata Share of $14,084,646.81, to be further evidenced by the Term Notes.

         2.2. Mandatory Excess Cash Flow Recapture. Commencing with the year following issuance of the Certificate of Completion, Borrower shall make an annual principal reduction to the Construction Notes equal to forty percent (40%) of the Excess Cash Flow determined annually based upon Borrower's annual audited financial statements to Agent. Such principal reduction payment shall be received by Agent no later than one hundred twenty (120) days following the end of each fiscal year of Borrower. For purposes hereof, Excess Cash Flow shall mean, for the applicable twelve (12) month period, EBITDA minus, without duplication: (i) principal and interest paid under the Notes, (ii) interest expense to the extent paid in cash during such period, (iii) capitalized lease payments permitted hereunder, (iv) any income taxes paid in cash and (v) cash payments made in such period with respect to permitted capital expenditures, excluding the new paper machine.

         2.3. Revolving Line. Subject to the terms and conditions of this Agreement, and so long as no Event of Default has occurred, each Bank agrees to loan to Borrower (by advancing funds or issuing Letters of Credit in amounts not to exceed $5,000,000 in the aggregate), such amounts up to said Bank's Pro Rata Share of the aggregate principal amount of $5,000,000 as Borrower may request from time to time on or before the Termination Date, to be further evidenced by the Line Notes; provided that the aggregate outstanding principal amount of Line Advances at any time outstanding shall not exceed the lesser of (i) $5,000,000 or (ii) the Borrowing Base. Such Borrowing Base shall be computed on a monthly basis, and Borrower agrees to provide to Agent on the 15th day of each month with regard to the immediately preceding month all information requested in connection therewith, including without limitation a Borrowing Base Certificate. In the event Banks shall make Line Advances in excess of the formula set forth above, any such Line Advance shall, nevertheless, be secured by all Collateral. In the event outstanding Line Advances with respect to Qualified Receivables or Qualified Inventory fail to comply with such formula, by reason of any accounts receivable or inventory ceasing to be so qualified, for whatever reason, then Borrower shall immediately notify Agent of such situation and shall, within five
(5) Business Days of the imbalance, either (i) reduce the amount of the outstanding balances to bring such amounts within the formulas prescribed, or
(ii) provide additional Qualified Receivable or Qualified Inventory, without any additional advance being made by Banks with respect thereto, necessary to comply with the formulas required herein. Within the limits set forth in this Section 2.3, Borrower may borrow, repay and reborrow at any one time and from time to time.

         2.4. Notice and Manner of Borrowing Under the Revolving Line. The Borrower shall give the Agent notice of any Line Advances under this Agreement, specifying the date and amount thereof, in writing or via telephone (with voice verification by the appropriate officer), no later than 12:00 p.m. (Tulsa time) on the date of such Line Advances. The Agent shall promptly notify each Bank of each such notice. Not later than 2:00 p.m. or three (3) hours following receipt of such notice, whichever is later, on the date of each request for a Line Advance, each Bank will make available to the Agent at Agent's Principal Office in immediately available funds, such Bank's Pro Rata Share of such Line Advances. After the Agent's receipt of such funds, and upon fulfillment of the applicable conditions, the Agent will make such Line Advances available to the Borrower in immediately available funds by crediting the amount thereof to the following account with the Agent: Account styled Orchids Paper Products Company, No. 209908802.

         2.5. Non-Receipt of Funds by Agent. Unless the Agent shall have received notice from a Bank prior to the date on which such Bank is to provide funds to the Agent for an Advance or Line Advance to be made by such Bank that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Advance or Line Advance in accordance with Section 2.4 or Section 6.2 and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have made such funds available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Prime Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Advance or Line Advance for purposes of this Agreement. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and if the outstanding balance under the Revolving Line is equal to or exceeds the Pro Rata Share of the Commitment of the remaining Bank, within ten (10) days of such notice the Borrower shall pay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Advance or Line Advance. Notwithstanding the above, as long as no Event of Default exists, Bank's shall not unreasonably withhold funding of an Advance or Line Advance requested by Borrower in accordance with the terms of Section 2.4 or 6.2.

         Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Prime Rate.

         2.6. Interest Rate Determination. The Agent shall determine the Note Rate, and shall give prompt notice to the Borrower and the Banks of the applicable interest rate, or any change therein, as determined by the Agent pursuant to the terms of this Agreement.

         2.7. Method of Payment. The Borrower shall make each payment under this Agreement and under the Notes on the date when due in lawful money of the United States to the Agent at its Principal Office for the account of each Bank in immediately available funds. The Agent will promptly thereafter cause to be distributed each Bank's Pro Rata Share of such payments of principal and interest in like funds to each Bank. The Borrower hereby authorizes each Bank, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of the Borrower with such Bank any amount as due. Any amounts collected by any Bank under this provision shall be transferred to Agent, and Agent will promptly thereafter cause to be distributed each Bank's Pro Rata Share of such payments in like funds to each Bank. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the Non-use Fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

         2.8. Illegality. Notwithstanding any other provision in this Agreement, if any Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for such Bank to (1) maintain its Commitment, then upon notice to the Borrower by such Bank the Commitment of such Bank shall terminate; or (2) maintain or fund its LIBOR Loan, then upon notice to the Borrower by such Bank the outstanding principal amount of the LIBOR Loan, together with interest accrued thereon, and any other amounts payable to such Bank under this Agreement shall be repaid (a) immediately upon demand of such Bank if such change or compliance with such request, in the judgment of such Bank, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

         2.9. Disaster. Notwithstanding anything to the contrary herein, if Agent determines (which determination shall be conclusive) that:

                  (1) Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate, as the case may be, are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

                  (2) The relevant rates of interest referred to in the definition of LIBOR Rate do not accurately cover the cost to the Banks of making or maintaining such LIBOR Loan;

                  then the Agent shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of the Banks to make the LIBOR Loan shall be suspended until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist; and (b) any outstanding LIBOR Loan shall automatically be converted to a Prime Loan on the last day of the then current Interest Period, unless no later than such date the Borrower repays in full the then outstanding principal amount of each LIBOR Loan, together with accrued interest thereon.

         2.10. Increased Cost. The Borrower shall pay to the Agent, for the account of the applicable Bank, from time to time such amounts as any Bank may determine to be necessary to compensate such Bank for any costs incurred by such Bank which such Bank determines are attributable to its making or maintaining any LIBOR Loan hereunder or its obligation to make any such Loan hereunder, or any reduction in any amount receivable by such Bank under this Agreement or the Notes in respect of any such Loan or obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Bank or under any U.S. federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (1) changes the basis of taxation of any amounts payable to such Bank under this Agreement or the Notes in respect of any such Loan (other than taxes imposed on the overall net income of such Bank for any such Loan by the jurisdiction where the Principal Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of LIBOR Rate); or (3) imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities). Such Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 2.10 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

         Determinations by any Bank for purposes of this Section 2.10 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Bank in respect of any

Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

         2.11. Risk-Based Capital. In the event that any Bank determines that
(1) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by such Bank or any corporation controlling such Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Agent, for the account of the applicable Bank, such additional amount as shall be certified by such Bank to be the amount allocable to such Bank's obligations to the Borrower hereunder. Such Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle such Bank to compensation pursuant to this Section 2.11 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

         Determinations by any Bank for purposes of this Section 2.11 of the effect of any increase in the amount of capital required to be maintained by such Bank and of the amount allocable to such Bank's obligations to the Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

         2.12. Funding Loss Indemnification. The Borrower shall pay to the Agent, for the account of the applicable Bank, upon the request of the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of the Agent) to compensate it for any loss, cost, or expense incurred as a result of any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to, acceleration of the Loans by the Agent pursuant to Section 12.1, unless such loss, cost or expense resulted from the gross negligence or willful misconduct of Agent, or Banks.

         2.13. Non-use Fee. Borrower shall pay a non-use fee to the Agent, for the benefit of the Banks, from the date hereof to the Termination Date, computed at a rate equal to three-eighths of one percent (3/8%) per annum on the average daily amount of the unused portion of the Revolving Line payable quarterly on the 15th day of each January, April, July and October and on the Termination Date or such earlier date as the Revolving Line shall terminate as provided herein. Upon receipt of any Non-use Fee, the Agent will promptly thereafter cause to be distributed such payment to each Bank in its Pro Rata Share.

         2.14. Letters of Credit.

         (a) The Letter of Credit Commitment. Subject to the terms and conditions hereof, at any time and from time to time from the date hereof through the date that is 30 days prior to the Termination Date, the Issuing Bank shall take such Letter of Credit Actions under the Commitments as the Borrower may request; provided, however, that the Outstanding Line Obligations of each Bank shall not exceed such Bank's Commitment and the Outstanding Line Obligations of all Banks shall not exceed the combined Commitments of the Banks at any time, (ii) the aggregate outstanding Letter of Credit Usage shall not exceed the Letter of Credit Commitment at any time, (iii) each Letter of Credit Action shall be in a form acceptable to Issuing Bank and shall not violate any policies of Issuing Bank, and (iv) the Issuing Bank shall not be required to issue Letters of Credit that have automatic extension or renewal provisions ("evergreen" Letters of Credit). Each Letter of Credit will be a nontransferable standby letter of credit to support payment and/or performance obligations of the Borrower. No Letter of Credit shall expire more than 364 days after the date of issuance. If any Letter of Credit is to remain outstanding after the Termination Date, the Borrower shall, not later than seven days prior to the Termination Date, deposit cash in an amount equal to one hundred and two percent (102%) of such Letter of Credit Usage in an account with Issuing Bank to be held as security for payment of such Letter of Credit, which amount will be released to Borrower upon termination of any Outstanding Line Obligations of Banks under such Letter of Credit, and payment of all costs and fees related thereto.

         (b) Requesting Letter of Credit Actions. The Borrower may irrevocably request a Letter of Credit Action by delivering a Letter of Credit Application therefor to Issuing Bank, with a copy to the Agent (who shall notify the Banks), not later than 8:30 a.m. (Tulsa, Oklahoma time) on the date which is five Business Days prior to the date of the requested action therefor. Unless Agent notifies Issuing Bank that such Letter of Credit Action is not permitted hereunder or Issuing Bank determines that such Letter of Credit Action is contrary to any policies of Issuing Bank or does not otherwise conform to the requirements of this Agreement, Issuing Bank shall effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application. Upon the issuance of a Letter of Credit, each Bank shall be deemed to have purchased a pro rata participation in such Letter of Credit from Issuing Bank in an amount equal to that Bank's Pro Rata Share.

         (c) Reimbursement of Payments Under Letters of Credit. The Borrower shall reimburse Issuing Bank through Agent for any payment that Issuing Bank makes under a Letter of Credit on or before the date of such payment; provided, however, that Borrower may request a Line Advance to reimburse Issuing Bank for such payment on or before the date thereof by complying with Section 2.3.

         (d) Funding by Banks When Issuing Bank Not Reimbursed. If the Borrower fails to timely make the payment required pursuant to subsection (c) above, Issuing Bank shall notify Agent of such fact and the amount of such unreimbursed payment. Agent shall promptly notify each Bank of its Pro Rata Share of such amount. Each Bank shall make funds in an amount equal to its Pro Rata Share of such amount available to Agent at Agent's Principal Office on the Business Day specified by Agent. The obligation of each Bank to so reimburse Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse Issuing Bank for the amount of any payment made by Issuing Bank under any Letter of Credit, together with interest as provided herein.

         (e) Nature of Banks' Funding. If the conditions precedent set forth in
Section 4 can be satisfied on the date the Borrower is obligated to make, but fails to make, a reimbursement of a payment under a Letter of Credit, the funding by Banks pursuant to subsection (d) above shall be deemed to be an advance under the Revolving Line (without regard to the minimum amount therefor) requested by the Borrower. If the conditions precedent set forth in Section 4 cannot be satisfied on the date the Borrower is obligated to make, but fails to make, a reimbursement of a payment under a Letter of Credit, the funding by Banks pursuant to subsection (d) above shall be deemed to be a funding by each Bank of its participation in such Letter of Credit, and such funds shall be payable by the Borrower upon demand and shall bear interest at a rate which is equal to the Note Rate plus 2% per annum, and each Bank making such funding shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of Issuing Bank against the Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by the Borrower with respect to such claim.

         (f) Obligations Absolute. The obligation of the Borrower to pay to Issuing Bank the amount of any payment made by Issuing Bank under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, the Borrower's obligation shall not be affected by any of the following circumstances:

                  (i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                  (ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                  (iii) the existence of any claim, setoff, defense, or other rights which the Borrower may have at any time against Issuing Bank, Agent or any Bank, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

                  (iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

                  (v) payment by Issuing Bank in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit; or any payment made by Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement; in each case (a) and (b) under U.S. Federal, State or foreign law;

                  (vi) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

                  (vii) any error in the transmission of any message relating to a Letter of Credit not caused by Issuing Bank, or any delay or interruption in any such message;

                  (viii) any error, neglect or default of any correspondent of Issuing Bank in connection with a Letter of Credit;

                  (ix) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of Issuing Bank;

                  (x) so long as Issuing Bank in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to Issuing Bank in connection with a Letter of Credit; and

                  (xi) where Issuing Bank has acted in good faith.

         In addition, the Borrower will promptly examine a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify Issuing Bank in writing. The Borrower shall be conclusively deemed to have waived any such claim against Issuing Bank and its correspondents unless such notice is given as aforesaid.

                  (g) Role of Issuing Bank. Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit, Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No officers, employees, correspondents, participants or assignees of Issuing Bank shall be liable to any Bank for any action taken or omitted in connection herewith at the request or with the approval of Banks; or any action taken or omitted in the absence of gross negligence or willful misconduct; or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No officers, employees, correspondents, participants or assignees of Issuing Bank, shall be liable or responsible for any of the matters described in subsection (f) above. In furtherance and not in limitation of the foregoing, Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

                  (h) Applicability of International Standby Practices 1998. Unless otherwise expressly agreed by Issuing Bank and the Borrower, when a Letter of Credit is issued, the rules of the "International Standby Practices 1998" or such later revision as may be published by the Institute of International Banking Law and Practice, subject to applicable laws, shall be deemed a part of this Section and shall apply to such Letter of Credit.

                  (i) Issuance Fee and Documentary and Processing Charges Payable to Issuing Bank. Concurrently with the issuance of each Letter of Credit, the Borrower shall pay a Letter of Credit Fee to Issuing Bank. Issuing Bank will promptly thereafter cause to be distributed each Bank's Pro Rata Share of such payments in like funds to each Bank. In addition, the Borrower shall pay directly to Issuing Bank for its sole account its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any amendment or other occurrence relating to a Letter of Credit. Such fee and charges are nonrefundable.

3. SECURITY. As security for any and all indebtedness, obligations or liabilities of every kind and description of Borrower to Banks, including, without limitation, all advances and Loans evidenced by the Notes, and any other advances or loans made pursuant to this Agreement or any other instrument, document, agreement executed and/or delivered by Borrower to Agent and/or Banks in connection herewith, including any extensions, renewals or changes in form of any of the Notes, and any other obligations or liabilities now existing or hereafter arising, direct or indirect, absolute or contingent, joint and/or several, howsoever created or obtained (separately and collectively, the "Obligations"), Borrower grants to Agent, for the benefit of the Banks, the following liens and security interests and also agrees as follows:

         3.1. A first and prior security interest in all assets of Borrower, including without limitation all accounts; chattel paper; deposit accounts; documents; equipment; farm products; fixtures; general intangibles; goods; instruments; inventory; investment property; letter-of-credit rights; commercial tort claims; supporting obligations; and proceeds and products of all of the foregoing; whether now owned or hereafter acquired, howsoever arising or wheresoever located, all as evidenced by the Security Agreement.

         3.2. A first and prior security interest in the Interest Reserve Account, as evidenced by the Interest Reserve Account Security Agreement.

         3.3. A first and prior mortgage lien against the Mortgaged Property, as evidenced by the Mortgage.

         3.4. All proceeds and products of the foregoing.

         3.5. Borrower also agrees to execute and deliver all financing statements or other instruments, documents or agreements required by Agent in order to effectuate the intent of the parties in connection herewith, including without limitation documents necessary for proper perfection as deemed necessary and/or advisable by Agent and legal counsel.

4. CONDITIONS PRECEDENT TO CLOSING AND TO BANKS' OBLIGATION TO MAKE THE INITIAL ADVANCE.

         4.1. Closing. Closing shall occur when Agent has received the following (original, executed documents, where appropriate, and evidencing appropriate recording, as applicable):

                  4.1.1. this Agreement;

                  4.1.2. Notes;

                  4.1.3. Mortgage;

                  4.1.4. Security Agreement;

                  4.1.5. UCC-1 Financing Statement;

                  4.1.6. Borrower's Authority Documents;

                  4.1.7. Opinion of Borrower's Counsel;

                  4.1.8. any financial statements required by Banks;

                  4.1.9. Approved Budget;

                  4.1.10. Plans (copy);

                  4.1.11. Insurance Certificate;

                  4.1.12. Government Approvals (copy);

                  4.1.13. Payment and Performance Bonds (if required by Banks);

                  4.1.14. UCC Chattel Check;

                  4.1.15. Merger Documents; and

                  4.1.16. Any other instruments, documents or agreements
                          reasonably requested by Agent in connection herewith.

         4.2. Initial Advance. It is expressly agreed that Agent shall not be obligated to make the initial Advance of the Construction Loan proceeds hereunder until the following conditions have been satisfied, unless waived by Agent with the approval of Banks. In the event Banks elect to waive any requirements or conditions contemplated herein with regard to the initial Advance, such waiver shall not preclude Banks from thereafter requiring full and complete performance of all terms, conditions and requirements with regard to any subsequent Advance.

                  4.2.1. All items set forth in Section 4.1 shall have been received;

                  4.2.2. The fully-executed Subordination Agreement shall have been delivered to Agent;

                  4.2.3. The Survey (Initial) shall have been delivered to and approved by Agent;

                  4.2.4. The Mortgage Related Documents shall have been delivered to and approved by Agent;

                  4.2.5. The Zoning Approval shall have been delivered to and approved by Agent;

                  4.2.6. Borrower shall provide to Agent written certification from Borrower's Chief Financial Officer that Borrower has successfully raised $11,500,000 in equity;

                  4.2.7. The Interest Reserve Account shall have been established and funds in the amount of $1,500,000 deposited therein;

                  4.2.8. The Interest Reserve Account Security Agreement shall have been executed and delivered to Agent;

                  4.2.9. Borrower shall have furnished to Agent evidence satisfactory to Agent that Borrower has invested funds in an amount not less than $10,000,000 into the cost of completion of the Improvements;

                  4.2.10. Borrower shall have executed and/or delivered to Agent any other instruments, documents or agreements reasonably requested by Agent or the Banks in connection herewith;

                  4.2.11.  The representations and warranties set forth under
         Section 7, below, shall be true and correct on and as of the date of such Advance with the effect as if made on such date; and

                  4.2.12. No Event of Default exists under this Agreement or any Loan Documents.

5. CONDITIONS PRECEDENT TO BANKS' OBLIGATION TO MAKE ADVANCES AFTER THE INITIAL ADVANCE. It is expressly agreed that Agent's obligation to make any Advance of the Construction Loan proceeds after the initial Advance shall be subject to satisfaction of the following conditions, unless waived by Agent, with the approval of Banks. In the event Banks elect to waive any requirements or conditions contemplated herein with regard to the initial Advance, such waiver shall not preclude Banks from thereafter requiring full and complete performance of all terms, conditions and requirements with regard to any subsequent Advance.

         5.1. All conditions for the initial Advance must be satisfied or expressly waived in writing by Agent as of the date of the pending Advance.

         5.2.     Title Insurance Policy delivered to Agent.

         5.3. Title Insurance Policy Endorsement delivered to Agent, if the effective date of the Title Insurance Policy is not the same as the date of the pending Advance.

         5.4. If required by Agent, Survey (Post-Foundation) delivered to Agent with the Advance Request first occurring after completion of the foundation for the Improvements.

         5.5. If required by Agent, Survey (Post-Completion) delivered to Agent with any Advance Request occurring after completion of construction of the Improvements.

         5.6.     Certificate of Completion delivered to Agent within fifteen
(15) days after completion of construction of the Improvements.

         5.7. The representations and warranties set forth under Section 7, below, shall be true and correct on and as of the date of the pending Advance with the effect as if made on such date.

         5.8. No Event of Default exists under this Agreement or any Loan Documents.

6. DISBURSEMENT PROCEDURE. In addition to the conditions precedent under Sections 4 and 5, above, the parties agree that Advances under the Construction Notes will be made by Agent to Borrower subject to the following limitations.

         6.1. Purpose. The principal sum to be disbursed under the Construction Notes shall be used for the purpose of paying the items specified in the Approved Budget, including paying the Contractor, subcontractors, mechanics, materialmen and suppliers pursuant to the terms of the

Construction Contract and other contracts for construction of the Improvements, for services performed and materials purchased for and either incorporated into the Improvements or stored on the Land for later incorporation, for interest payments on the Construction Notes, for reimbursement of Agent for expenses incurred pursuant to this Agreement, and for payment of other costs and expenses (reasonably acceptable to Agent) which are incidental or related to the costs of completing or financing the Improvements.

         6.2. Request for Advance. Borrower shall deliver to Agent an Advance Request at least two (2) business days before the requested date of disbursement. Agent may require that additional information accompany the Advance Request as described in Section 1.4, above. The Agent shall promptly notify each Bank of each such notice. Not later than 2:00 p.m., or three (3) hours following receipt of such notice, whichever is later, on the date of such Advances, each Bank will make available to the Agent at Agent's Principal Office in immediately available funds, such Bank's Pro Rata Share of such Advances. After the Agent's receipt of such funds, and upon fulfillment of the applicable conditions, the Agent will make such Advances available to the Borrower as set forth in Section 6.4 below.

         6.3. Agent's Inspection. If, for any reason, Agent deems it necessary to cause the Improvements to be examined by a representative of Agent prior to making any Advance, it shall have a reasonable time within which to do so, and Agent shall not be required to make any Advance until such examination has been made, at Borrower's expense.

         6.4. Disbursements. Agent shall, on the date the requested Advance is to be made or as soon thereafter as all conditions precedent to such Advance have been satisfactorily met, (i) deliver checks to approved payees whose invoices are entitled to be paid from the proceeds of the Advance, or (ii) at the discretion of Agent, such Advance may be made directly in Borrower's special account with Agent into which all Advances hereunder (but no other funds) may be deposited, and against which only checks shall be drawn for payment of items in the Approved Budget and items incidental thereto. Disbursements shall not be made more often than monthly, and Advances under the Construction Notes may, at the option of Agent, be recorded on the Construction Notes and/or by deposits to the foregoing account, and such records shall be conclusive evidence of all Advances made under the Construction Notes. Notwithstanding the foregoing disbursement procedure, if an Event of Default occurs hereunder or under the terms of any of the Loan Documents executed pursuant hereto, Agent may, with the approval of Banks, until such Event of Default is cured or for so long as required hereunder, make all disbursements to a title company escrow account, and such title company will draw checks on such account for payment of the items approved by Agent. Any expense incurred because of the disbursement through a controlled title company escrow account shall be paid by Borrower.

         6.5. Projected Budget Overrun. In the event Agent determines, at any time, that the total cost of completing the Improvements free of liens and encumbrances, other than those in favor of Agent contemplated hereby, will, in the reasonable judgment of Agent, exceed the undisbursed balance of the Loan, Agent may require further security for the payment of the Construction Notes by
(i) requiring Borrower to grant Agent additional collateral, satisfactory to Agent, and/or (ii) requiring Borrower to make cash deposits with Agent sufficient in amount to cover such estimated excess cost of completing the Improvements, which cash deposits will be disbursed on a first-out basis prior to further Advances by Agent under the Construction Notes. For the purpose of this Section 6.5, the cost of completion shall be deemed to include, without limitation, the following: costs of labor and materials, on-site and off-site improvements, amounts paid to contractors, landscaping, professional fees, taxes on the Mortgaged Property, premiums for bonds, insurance and title insurance, title examination costs and fees, survey costs, appraisal fees, recording costs, interest on the Construction Notes, Loan fees due hereunder, all amounts reimbursable to Agent for expenses incurred hereunder, and the cost of all items necessary to the proper completion of the Improvements.

         6.6. Change Orders. Once the aggregate amount of Change Orders, including all Change Orders effected subsequent to execution of the Construction Contract, has reached a point where the total cost of completion of the Improvements has been increased by $1,350,000 or more, then all Change Orders, including the Change Order which causes the aggregate amount to exceed $1,350,000, shall be subject to the prior written consent of Agent, with the approval of Banks.

         6.7. Construction Loan Termination Date. Notwithstanding anything to the contrary, Agent shall have no duty to advance funds under the Construction Loan after October 31, 2006.

7. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to each Bank that:

         7.1. Incorporation, Good Standing, and Due Qualification. Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the State in which it is incorporated; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

         7.2. Corporate Power and Authority. The execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders which has not been given; (2) contravene Borrower's charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower; or (6) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

         7.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

         7.4. Financial Statements. The balance sheet of Borrower as of April 30, 2005, the related statements of income and retained earnings of Borrower for the twelve (12) months then ended, are complete and correct and fairly present the financial condition of Borrower at such dates and the results of the operations of Borrower for the periods covered by such statements, all in accordance with GAAP (subject to year-end adjustments in the case of the interim financial statements), and since April 30, 2005, there has been no material adverse change in the condition (financial or otherwise), business or operations of Borrower. There are no liabilities of Borrower, fixed or contingent, which are material but not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since April 30, 2005. No information, exhibit, or report furnished by the Borrower to any Bank in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

         7.5. Labor Disputes and Acts of God. Neither the business nor the properties of Borrower is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), materially adversely affecting such business or the operation of Borrower.

         7.6. Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction, the performance of which in accordance with the respective terms could have a material adverse effect on the business, properties, assets, operations, or condition, financial or otherwise, of Borrower or the ability of Borrower to carry out its obligations under the Loan Documents. Borrower is not in material default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

         7.7. Litigation. There is no pending or threatened action or proceeding against or affecting Borrower before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of Borrower or the ability of Borrower to perform its obligations under the Loan Documents. Any litigation which does exist is set forth in detail satisfactory to Agent on Schedule "7.7" hereto, but Borrower represents to each Bank that such litigation does not violate this Section 7.7.

         7.8. Ownership and Liens. Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 7.4, and none of the properties and assets owned by Borrower, and none of its leasehold interests, are subject to any lien, except the Permitted Liens.

         7.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

         7.10. Operation of Business. Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

         7.11. Taxes. Borrower has filed all tax returns (federal, state and local) required to be filed by law and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties, except any such taxes, charges or levies which are being diligently contested in good faith by appropriate proceedings.

         7.12. Debt. Schedule "7.12" is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the debt in question, which are outstanding and which can be outstanding, are correctly stated, and all liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule. With regard to any guaranty or other contingent obligation of Borrower, Borrower shall promptly notify Agent in the event any such obligation becomes non-contingent.

         7.13. Environment. Borrower has duly complied with, and its business, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, as more fully set forth in the Mortgage.

         7.14. No Unpaid Bills. No work, labor or services have been performed on the Land nor materials delivered to or placed thereon within ninety (90) days prior hereto that have not been fully paid, and that there are no unpaid bills for labor, materials, supplies or services furnished upon the Land.

         7.15. Utilities. All utility service necessary for the construction of the Improvements, and the operation and maintenance thereof for their intended purpose, are and will continue to be available for the use of Borrower at the boundaries of the Land, including water supply, storm and sanitary sewer facilities, electric, gas and telephone services.

         7.16. Access. Adequate vehicular, pedestrian and utility access for reasonably direct ingress, egress and service to and from the Land from publicly owned and maintained paved roadways are and will be available when needed to the Land.

         7.17. Construction of Improvements. All labor and materials contracted for or utilized in connection with the construction of the Improvements shall be used and employed solely on the Land, and said construction shall be strictly in accordance with the Plans and free from encroachments upon building lines, easements and property lines.

         7.18. No Violations. Based upon a reasonable investigation, there exist no violations of any statutes, rules, orders, ordinances, regulations or requirements of any Governmental Authorities with respect to the Land, and the anticipated use thereof complies with all applicable statutes, rules, ordinances, regulations or requirements (including, without limitation, zoning, environmental, ecological, landmark and all other applicable categories) affecting the Land.

         7.19. Zoning. The Land is not a part of a larger tract of land owned or leased by Borrower or any of its affiliates, or otherwise considered as part of one zoning lot, or, if it is, that any authorization or variance required for the subdivision of such larger tract which a sale of the Mortgaged Property would entail has been obtained from all the appropriate Governmental Authorities, so that the Land constitutes one zoning lot (including street access and parking and utility facilities, if relevant) capable of being conveyed as such. A "zoning lot" means a piece of property large enough to meet the minimum size for zoning requirements for "something" to be built on it.

         7.20. Rights of Way. Necessary rights of way for all roads needed for the full utilization of the Land for its intended purposes have been acquired, and/or have been dedicated to public use and accepted by the appropriate Governmental Authority.

         7.21. Title Insurance Exceptions. The exceptions set forth in the Title Insurance Binder will not legally impair the anticipated operation, development or use, or any sale, of the Land.

8. AFFIRMATIVE COVENANTS. So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement, Borrower will comply with the following:

         8.1. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the states in which it does business, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

         8.2. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions.

         8.3. Maintenance of Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

         8.4. Lockbox. Upon the request of Agent, Borrower shall establish and maintain a lockbox in Agent pursuant to an agreement in form and substance satisfactory to Agent which shall provide, in part, that: (a) Borrower shall deposit all checks and other instruments with respect to its notes, chattel paper or accounts receivable in the form received by them in the lockbox, (b) unless otherwise directed by Agent, Borrower shall direct its debtors and customers to make all payments in respect to their accounts receivable directly to the lockbox at Agent, (c) Agent shall deposit all items received by it to accounts designated by the Agent for the Borrower, provided no Event of Default shall have occurred and be continuing, and (d) if an Event of Default shall have occurred and be continuing, all such payments may be applied to the Indebtedness, at such times and in such order as Agent may elect.

         8.5. Conduct of Business. Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

         8.6. Maintenance of Insurance. Borrower will keep or cause to be kept adequately insured by financially sound and reputable insurers its plant, equipment, motor vehicles, and all other property of a character usually insured by businesses engaged in the same or similar businesses. Upon demand by the Agent, any insurance policies covering the Collateral shall include a loss payable endorsement to Agent, shall provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to the Agent, and shall provide for any other matters which the Agent may reasonably require. Such insurance shall be against fire, casualty and any other hazards normally insured against and shall be in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured. So long as no Event of Default exists and is continuing, the proceeds of said insurance policies may be used for repair or replacement of the damaged property. The Borrower shall at all times maintain adequate insurance against damage to persons or property, which insurance shall be by financially sound and reputable insurers and shall, without limitation, provide the following coverages: comprehensive general liability (including, without limitation, coverage, where applicable, damage caused by explosion, broad form property damage coverage, broad form coverage for contractually independent contractors), worker's compensation, products liability and automobile liability.

         8.7. Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

         8.8. Right of Inspection. At any reasonable time and from time to time, and following twenty-four (24) hours prior written notice, permit the Agent or any agent or representative of any of the Banks, to reasonably examine and make copies of (at a cost to Borrower not to exceed $1,000) and abstracts from the records and books of account of, and visit the properties of, Borrower, and to discuss the affairs, finances, and accounts of Borrower with any of its officers and directors and Borrower's independent accountants. Agent contemplates conducting at least semi-annual field audits of the Borrower's property.

         8.9.     Reporting Requirements. Furnish to Agent and Banks:

                  8.9.1. Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, Borrower shall deliver to Agent and Banks interim balance sheets of Borrower as of the end of such quarter, statements of income and retained earnings of Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and statements of cash flow of Borrower for the portion of the fiscal year ended with the last day of such quarter, all in sufficient detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year all prepared in accordance with GAAP and certified by the chief financial officer of Borrower (subject to normal year end audit adjustments);

                  8.9.2. Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2005, balance sheets of Borrower as of the end of such fiscal year, statements of income and retained earnings of Borrower for such fiscal year, and statements of cash flow of Borrower for such fiscal year, with explanatory footnotes in sufficient detail acceptable to the Agent and Banks, and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and as to the statements accompanied by an unqualified opinion thereon acceptable to the Agent and Banks by independent accountants selected by Borrower and which are acceptable to the Agent and Banks;

                  8.9.3. Management Letters. Promptly upon receipt thereof, copies of any reports submitted to Borrower by independent certified public accountants in connection with examination of the financial statements of Borrower made by such accountants;

                  8.9.4. Compliance Certificate. Within forty-five (45) days after the end of each fiscal quarter of Borrower a certificate of compliance ("Compliance Certificate") executed by the chief financial officer of Borrower, in form and content as set forth in Schedule "8.9.4" hereto;

                  8.9.5. Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower, which, if determined adversely to Borrower, could have a material adverse effect on the financial condition, properties, or operations of Borrower;

                  8.9.6. Notice of Event of Defaults. As soon as possible and in any event within five (5) days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

                  8.9.7. ERISA Reports. As soon as possible, and in any event within thirty (30) days after Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to Borrower or any Commonly Controlled Entity, the Borrower will deliver to the Agent and Banks a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto;

                  8.9.8. Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Agent and Banks pursuant to any other clause of this Section 8; and

                  8.9.9. General Information. Such other information respecting the condition or operations, financial or otherwise, of Borrower as the Agent and Banks may from time to time reasonably request.

         8.10. Environment. Be and remain in material compliance with the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder, as more fully set forth in the Mortgage.

         8.11. Operating Accounts. Maintain its primary operating accounts at Agent, with the exception of its payroll account.

         8.12. Subsidiaries. At the time of creation or acquisition of any Subsidiary, Borrower shall cause such Subsidiary to properly become a Guarantor hereunder.

         8.13. Interest Reserve Account. Borrower shall maintain the Interest Reserve Account with a balance at all times of not less than $1,500,000; provided, however, that following the date which is seven (7) months from the date of issuance of the Certificate of Completion, the funds in such account shall be released, provided the following requirements have been met: (i) Borrower has maintained an EBITDA of not less than $800,000 for three
(3) consecutive months; (ii) the Financial Covenants set forth in Section 10 have been calculated including advances under the Construction Loan, where applicable, and Borrower is in compliance with all such Financial Covenants; and (iii) no Event of Default exists. Once the funds in the Interest Reserve Account are released, they shall be paid to Agent to be disbursed to Banks under the terms hereof, and applied to reduce the outstanding principal balance of the Term Loan hereunder.

9. NEGATIVE COVENANTS. So long as any Notes shall remain unpaid or any Bank shall have any Commitment under this Agreement or any Letter of Credit issued in connection herewith, Borrower will not:

         9.1. Negative Pledge. Create, incur, permit or suffer to exist any Liens upon any of its assets or properties, now owned or hereafter acquired, except for the Permitted Liens.

         9.2. Debt. Create, incur, assume, or suffer to exist any Debt, except:

                  (1)      Indebtedness arising out of this Agreement;

                  (2) Purchase money indebtedness not to exceed $500,000 in the aggregate for any given fiscal year;

                  (3) Current liabilities for taxes and assessments incurred in the ordinary course of business;

                  (4) Indebtedness in respect of current accounts payable or accrued (other than for borrowed funds or purchase money obligations) and incurred in the ordinary course of business, provided that all such liabilities, accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade terms;

                  (5) Debt described in Schedule "7.12" but no voluntary prepayment, renewals, extensions, or refinancings thereof;

                  (6) Unsecured non-Bank Debt in addition to the debt described in Schedule "7.12" not to exceed $100,000 for the Borrower in the aggregate in any given fiscal year;

                  (7) Accounts payable to trade creditors for goods or services which are not past due more than ninety (90) days from the billing date, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings; and

                  (8)      The Subordinated Debt.

         9.3. Mergers, etc. Without the prior written consent of Banks, wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person.

         9.4. Leases. Without Agent's prior written consent, create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (1) the leases set forth on Schedule "9.4" hereto and any extensions or renewals thereof and (2) leases (other than Capital Leases) which do not in the aggregate require Borrower to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower is required to pay under the terms of any lease) in any fiscal year of Borrower in excess of Fifty Thousand and no/100ths Dollars ($50,000). Agent agrees not to unreasonably withhold its consent and will endeavor to respond within ten (10) days to Borrower's request therefor.

         9.5. Sale and Leaseback. Sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

         9.6. Dividends. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any distribution by reduction of capital or otherwise in respect of any shares of its capital stock.

         9.7. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock, receivables, and leasehold interests), except: (1) inventory disposed of or leased in the ordinary course of business;
(2) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (3) treasury stock; provided, however, that the sale of stock to raise equity required hereunder shall not violate this Section.

         9.8. Guaranties, etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital net worth, or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business.

         9.9. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of each Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm's-length transaction with a Person not an Affiliate. Notwithstanding anything to the contrary in the preceding sentence, the Borrower shall be permitted to enter into and perform its obligations under the Management Services Agreement between the Borrower and Weatherly Group, LLC (or its affiliates) substantially in the form attached as Schedule "9.9", provided that such performance does not cause an Event Default.

10. FINANCIAL COVENANTS. So long as any Notes shall remain unpaid or any Bank shall have any Commitment under this Agreement, Borrower shall comply with the following:

         10.1. Funded Debt to EBITDA. Maintain, tested on the last day of each fiscal quarter commencing June 30, 2005, a ratio of (i) Funded Debt for the preceding four consecutive fiscal quarters of Borrower to (ii) EBITDA for the preceding four consecutive fiscal quarters of Borrower of not greater than
4.0 to 1.

         10.2.    Fiscal Year. Not change its fiscal year end.

         10.3. Tangible Net Worth. Maintain, tested on the last day of each fiscal quarter commencing June 30, 2005, a net worth of not less than $8,000,000, including Subordinated Debt; provided, however, that upon closing of Borrower's anticipated sale of stock to raise equity required hereunder, and at all times thereafter, Borrower shall maintain a net worth of not less than $19,500,000, including Subordinated Debt.

         10.4. Debt Service Coverage Ratio. Maintain, tested on the last day of each fiscal quarter commencing June 30, 2005, a Debt Service Coverage Ratio of not less than 1.25 to 1.

         10.5. Capital Expenditures. Not make expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures would exceed $1,000,000 during any fiscal year of the Borrower, excluding the new paper machine.

11.      ASSIGNMENTS.

         11.1. Assignment of Construction Contract. Borrower hereby Assigns to Agent, for the benefit of Banks, Borrower's interest in the Construction Contract and further represents to Agent that: (i) the Construction Contract is not subject to any claim, setoff or encumbrance; (ii) there have been no prior assignments of the Construction Contract; (iii) the Construction Contract constitutes the valid and binding obligations of the parties thereto, and is enforceable in accordance with its terms; (iv) neither Borrower nor Contractor is in default under the terms of the Construction Contract; (v) all covenants, conditions and agreements have been performed as required by the Construction Contract, except those which are not due to be performed until after the date of this Agreement; (vi) Borrower shall continue to be liable for all obligations of Borrower under the Construction Contract; (vii) Borrower hereby agrees to punctually perform and observe all of the terms, conditions and requirements of the Construction Contract to be performed or observed by Borrower; and (viii) Borrower agrees to indemnify and hold Agent harmless against and from any loss, cost, liability or expense (including, without limitation, reasonable attorneys' fees, court costs and investigation expenses) resulting from any failure of Borrower to perform its obligations under the Construction Contract.

         11.2. Assignment of Contractor's Plans. Borrower hereby assigns to Agent for benefit of the Banks, Borrower's right, title and interest in and to the Plans. Borrower further represents to Agent that: (i) the list of the Plans attached hereto as Schedule "11.2" is complete and accurate; (ii) the Plans have not been altered or amended except as may be reflected on Schedule "11.2" and will not hereafter be materially altered or amended without the prior written consent of Agent; (iii) all the Plans were prepared by the Contractor;
(iv) Borrower is the sole and exclusive owner of the Plans (subject only to the interest, if any, of Contractor therein) and has the right and authority to make this Assignment; and (v) a true and correct copy of the Plans has heretofore been delivered to Agent by Borrower.

12.      EVENTS OF DEFAULT.

         12.1. Events of Default. If any of the following events shall occur:

                  (1) Borrower should fail to pay the principal of, or interest on, the Notes, or any amount of the Commitment or other fee within ten (10) days as and when due and payable;

                  (2) Any representation or warranty made or deemed made by Borrower in this Agreement or the Security Agreement or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

                  (3) Borrower shall fail to perform or observe any term, covenant, or agreement contained in this Agreement or any Loan Documents, following a thirty (30) day notice and cure period as to non-monetary covenant defaults;

                  (4) Borrower shall (a) fail to pay any indebtedness for borrowed money (other than the Notes) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part required to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of any applicable notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                  (5) Borrower or any Guarantor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty (30) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more;

                  (6) One or more judgments, decrees, or orders for the payment of money in excess of One Hundred Thousand and no/100ths Dollars ($100,000.00) in the aggregate shall be rendered against Borrower, and such judgments, decrees, or order shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

                  (7) The Collateral documents shall at any time after their execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Collateral documents; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny it has any further liability or obligation under the Collateral documents, or Borrower shall fail to perform any of its obligations under the Collateral documents; or the validity or enforceability of the Guaranty Agreement of any Guarantor shall be contested, or liability thereunder is denied;

                  (8) Any of the following events shall occur or exist with respect to Borrower and any Commonly Controlled Entity under
         ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plans shall occur; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject Borrower to any tax, penalty, or other liability which in the aggregate may exceed One Hundred Thousand and no/100ths Dollars ($100,000.00);

                  (9) If the Agent receives its first notice of a hazardous discharge or an environmental complaint from a source other than Borrower, and the Agent does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice by Certified Mail, Return Receipt Requested) of such hazardous discharge or environmental complaint from any Borrower within twenty-four (24) hours of the time the Agent first receives said notice from a source other than any Borrower; or if any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of the Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts a claim against Borrower and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim, (a) the Borrower can prove to the Agent's satisfaction that the Borrower has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (ii) proceedings for an injunction, a restraining order, or other appropriate relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or relief is not thereafter resolved or reversed on appeal; and (b) in either of the foregoing events, the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to both the Agent and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim;

                  (10) Without the prior written consent of Banks, which consent shall not be unreasonably withheld, conditioned or delayed, a change in management should occur such that Mike Sage is no longer the Chief Executive Officer of Borrower, or any merger or other corporate restructure occurs. Notwithstanding anything to the contrary in the preceding sentence, the termination of Mike Sage's employment for cause shall not be an Event of Default;

                  (11) Material variance in construction of the Improvements from the approved Plans without prior written approval of Banks;

                  (12) Failure to complete the Improvements on or before the Completion Date; provided, however, that Agent shall not unreasonably withhold its consent to any extension of the Completion Date of the Improvements provided that: (i) Agent has received a copy of a written Extension Agreement to the Construction Contract signed by the Borrower and Contractor; (ii) there is no other default under this Agreement or the Loan Documents; and (iii) Borrower and Guarantor execute any related amendments to this Agreement or other Loan Documents reasonably required by Agent;

                  (13) The abandonment or cessation of the work on the Improvements for a period of five (5) consecutive business days, unless such cessation (but not such abandonment) shall have been the result of a cause which, with the exercise of due diligence, Borrower was unable to prevent or overcome;

                  (14) The issuance of any court order, decree or judgment pursuant to any judicial or administrative proceeding declaring that the Improvements or the construction thereof are in violation of any law, ordinance, rule or regulation of any Governmental Authority, which order, decree or judgment is not terminated or discharged within forty-five (45) calendar days from the issuance date; or

                  (15) Substantial damage to or destruction of the Improvements which is not repaired promptly to the satisfaction of Agent.

         In any such event, Agent may, at the request of or with the consent of the Banks, (a) declare the Banks' obligation to make Loans to be terminated, whereupon the same shall forthwith terminate; and/or (b) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower. Additionally, such Bank is hereby authorized at any time and from time to time, without further notice to Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Notes or other Loan Documents, irrespective of whether or not such Bank shall have made any demand under this Agreement or the Notes or such other Loan document and although such obligations may be unmatured. The rights of the Banks under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have, in this Agreement, any other Loan Document or at law or equity, including without limitation the right to accelerate the Notes upon the occurrence of an Event of Default.

13.      AGENCY PROVISIONS.

         13.1. Authorization and Action. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

         13.2. Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of the Borrower, or to inspect the property (including the books and records) of the Borrower; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

         13.3. Rights of Agent as a Bank. With respect to its Commitment, the Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if the Agent were not the Agent and without any duty to account therefor to the Banks.

         13.4. Independent Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

         13.5. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably based upon the Pro Rata Share of each Bank, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of any of the foregoing resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent (to the extent not reimbursed by the Borrower) promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement.

         13.6. Successor Agent. The Agent may resign at any time by giving at least sixty (60) days' prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.

         13.7. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Notes held by it in excess of its ratable share of payments on account of the Notes obtained by all the Banks, such Bank shall purchase from the other Banks such participations in the Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (1) the amount of such Bank's required repayment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 13.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

14.      MISCELLANEOUS.

         14.1. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (1) waive any of the conditions precedent specified in Section 4 hereof; (2) increase or extend the Commitments of the Banks or subject the Banks to any additional obligations;
(3) reduce the principal of, or interest on, the Notes or any fees hereunder, or the LIBOR Margin or Prime Rate Margin; (4) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder; (5) release all or any portion of the Collateral; (6) modify or amend any of the Financial Covenants set forth in Section 10 hereof; (7) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take action hereunder; or (8) amend, modify or waive any provision of this
Section 14.1, and provided further that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under any of the Loan Documents.

         14.2. Notices, etc. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Borrower:

ORCHIDS PAPER PRODUCTS COMPANY
4826 Hunt Street
Pryor, Oklahoma  74361
Attention: Keith R. Schroeder
Facsimile No.:  (918) 824-0900

With a copy to:

Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
320 South Boston, Suite 400
Tulsa, Oklahoma  74103
Attention:  Dean Luthey
Facsimile No.:  (918) 594-0505

If to BOK as the Agent or as a Bank:

BANK OF OKLAHOMA, N.A.
P.O. Box 2300
Tulsa, Oklahoma  74192
Attention:  Stephen R. Wright
Facsimile No.:  (918) 588-6880

With a copy to:

Riggs, Abney, Neal, Turpen, Orbison & Lewis
502 West Sixth Street
Tulsa, Oklahoma  74119
Attention:  Janet G. Mallow
Facsimile No.:  (918) 584-1603

If to Banks:

BANCFIRST
7625 E. 51st Street, Suite 300
Tulsa, Oklahoma  74145
Attention: Elisabeth F. Blue
Facsimile: (918) 664-3418

COMMERCE BANK, N.A.
1000 Walnut Street
Kansas City, Missouri 64106
Attention: R. David Emley, Jr.
Facsimile: (816) 234-7290

or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this
Section 14.2. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails addressed as aforesaid, except that notices for advances to the Agent pursuant to the provisions of Section 2.4 shall not be effective until received by the Agent. Any notices due from Borrower need only be sent to the Agent. The Agent shall provide copies of all notices from Borrower to the Banks.

         14.3. No Waiver. No failure or delay on the part of any Bank or the Agent in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

         14.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, each Bank and the Agent, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of all the Banks.

         14.5. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses incurred by the Agent in connection with the preparation, execution, delivery, filing, and initial administration of the Loan Documents, including without limitation the reasonable fees of

Riggs, Abney, Neal, Turpen, Orbison & Lewis, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent or any of the Banks, incurred in connection with advising the Agent or any of the Banks as to their rights and responsibilities hereunder. The Borrower also agrees to pay all such costs, expenses and reasonable fees, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Agent and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

         14.6. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all prior and contemporaneous oral statements and writings with respect thereto.

         14.7. Indemnity. The Borrower hereby agrees to defend, indemnify, and hold each Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including reasonable attorneys' fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower, its predecessors in interest, or third parties with whom they have a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health or safety law, whether such claims are asserted by any governmental agency or any other Person, except where such claim or expense arose from the gross negligence or willful misconduct of Agent or any Bank. This indemnity shall survive termination of this Agreement.

         14.8. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

         14.9. Severability of Provisions. Any provision of any Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         14.10. Counterparts. This Agreement may be executed in any number of counterparts, and all the counterparts taken together shall be deemed to constitute one and the same instrument.

         14.11. Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

         14.12. Jury Trial Waiver. BORROWER AND EACH BANK HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. BORROWER AND EACH BANK ALSO SUBMITS ITSELF AND OTHERWISE CONSENTS TO THE JURISDICTION AND VENUE OF THE MAYES COUNTY DISTRICT COURT OR FEDERAL DISTRICT COURT (NORTHERN DISTRICT OF OKLAHOMA), AS TO ANY DISPUTES OR OTHER MATTERS ARISING OUT OF OR IN CONNECTION HEREWITH.

         14.13. USA Patriot Act Notification. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Agent will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Agent to identify Borrower, and, if Borrower is not an individual, Agent will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Agent to identify Borrower. Agent may also ask, if Borrower is an individual, to see Borrower's driver's license or other identifying documents, and, if Borrower is not an individual, to see Borrower's legal organizational documents or other identifying documents.

         14.14. Conflicts. To the extent any conflict exists under any of the Loan Documents, this Agreement shall be controlling.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                          [Signature Pages to Follow]

                                        "Borrower"

                                        ORCHIDS PAPER PRODUCTS COMPANY


                                        By /s/ Keith R. Schroeder
                                           ------------------------------------
                                           Keith R. Schroeder, Chief Financial
                                           Officer

                                        "Banks"

                                        BANK OF OKLAHOMA, N.A.


                                        By /s/ Stephen R. Wright
                                           ------------------------------------
                                           Stephen R. Wright, Senior Vice
                                           President

                                        Principal Office:

                                        Bank of Oklahoma Tower
                                        P.O. Box 2300
                                        Tulsa, Oklahoma  74192

                                        BANCFIRST


                                        By /s/ Elisabeth F. Blue
                                           ------------------------------------
                                           Elisabeth F. Blue, Senior Vice
                                           President

                                        Principal Office:

                                        7625 E. 51st Street, Suite 300
                                        Tulsa, Oklahoma  74145

                                        COMMERCE BANK, N.A.


                                        By /s/ R. David Emley
                                           ------------------------------------
                                           R. David Emley, Jr., Vice President

                                        Principal Office:

                                        1000 Walnut Street
                                        Kansas City, Missouri 64106

                                        "Agent"

                                        BANK OF OKLAHOMA, N.A.


                                        By /s/ Stephen R. Wright
                                           ------------------------------------
                                           Stephen R. Wright, Senior Vice
                                           President

                                        Principal Office:

                                        Bank of Oklahoma Tower
                                        P.O. Box 2300
                                        Tulsa, Oklahoma  74192

                                 SCHEDULE "1.4"

                                (Advance Request)

                                 SCHEDULE "1.9"

                            (Secretary's Certificate)

                                 SCHEDULE "1.11"

                          (Borrowing Base Certificate)

                                 SCHEDULE "1.24"

                              (Construction Notes)

                                 SCHEDULE "1.45"

                         (Interest Rate Election Notice)

                                 SCHEDULE "1.48"

                  (Interest Reserve Account Security Agreement)

                                 SCHEDULE "1.49"

                                     (Land)



TRACT 1:

A parcel of land in the Southwest Quarter of Section Three (3), Township Twenty
(20) North, Range Nineteen (19) East of the Indian Base and Meridian, Mayes County, State of Oklahoma, more particularly described as follows, to-wit:
Proceeding North 00(Degree)02'00" West from the Southwest Corner along the Westerly line of Section 3 a distance of 346.79 feet to a pk nail, which is the point of beginning; thence North 00(Degree)02'00" West for a distance of 550.69 feet to a set pk nail; thence South 89(Degree)58'22" East for a distance of
423.13 feet to a set 3/8 inch iron pin; thence North 00(Degree)01'54" West for a distance of 19.60 feet to a set 3/8 inch iron pin; thence North 89(Degree)58'52" East for a distance of 854.97 feet to a set 3/8 inch iron pin; thence South 00(Degree)02'50" West for a distance of 571.41 feet to a 3/8 inch iron pin; thence North 89(Degree)57'10" West for a distance of 1,277.30 feet to the Point of Beginning.

AND

TRACT 2:

A tract of land being a part of Section Four (4), Township Twenty (20) North, Range Nineteen (19) East of the Indian Base and Meridian, Mayes County, State of Oklahoma, more particularly described as follows, to-wit: Beginning at a point 4131.09 feet South of the Northeast Corner of said Section 4, said point being the intersection of the East line of Section 4 and the Center line of "P" Street; thence North 89(Degree)53'05" West for a distance of 1436.32 feet to the Point of Intersection of the Center line of "P" Street and the existing Railroad Right of Way; thence along said Right of Way being a curve to the right and Southwesterly having a radius of 344.76 feet a distance of 59.71 feet to a point of tangency; thence South 00(Degree)07'22" West a distance of 175.18 feet to a point; thence along said Right of Way South 3(Degree)10'51" East for a distance of 76.21 feet to a point of Curve to the left and Southeasterly having a radius of 457.47 feet a distance of 661.24 feet to the point of tangency; thence South 89(Degree)48'37" East for a distance of 975.36 feet to the point of intersection of said Right of Way and the East line of said Section 4; thence North 00(Degree)02'12" West along said East line a distance of 712.81 feet to the Point of Beginning.

                                 SCHEDULE "1.61"

                                  (Line Notes)

                                 SCHEDULE "1.65"

                                   (Mortgage)

                                 SCHEDULE "1.72"

                         (Opinion of Borrower's Counsel)

                               SCHEDULE "1.76(6)"

                                (Permitted Liens)


                                      None.

                                 SCHEDULE "1.90"

                              (Security Agreement)

                                 SCHEDULE "1.91"

                               (Subordinated Debt)

                                 SCHEDULE "1.92"

                              (Subordinated Notes)

                                 SCHEDULE "1.93"

                       (Subordination Agreement Amendment)

                                 SCHEDULE "1.99"

                                  (Term Notes)

                                 SCHEDULE "7.7"

                                  (Litigation)


                                      None.

                                 SCHEDULE "7.12"

                                     (Debt)

                                SCHEDULE "8.9.4"

                            (Compliance Certificate)

                                 SCHEDULE "9.4"

                                    (Leases)


                                      None.

                                 SCHEDULE "9.9"

             (Management Services Agreement - Weatherly Group, LLC)

                                 SCHEDULE "11.2"

                                     (Plans)


                                       68